UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 1-A
Parts II & III
PART II OFFERING CIRCULAR
RALLIBOX, INC.
(Name of the issuer)
547 22nd Street
Ogden, UT 84403
Telephone: 720-391-2043
www.rallibox.com
(Full mailing address of the issuer s principal executive offices)
42226
(Date of the offering circular)
Common Stock 3,000,000 Shares
Minimum Purchase 500 Shares
See  Securities Being Offered  on page 7 for complete description and full detai
ls.
(Title and amount of securities offered)
Price to public
Underwriting discount
and commissions Proceeds to issuer
Proceeds to other
persons
Per share: $1.00 N/A $1.00 N/A
Total $3,000,000 N/A $3,000,000 N/A
No underwriter or underwriters are involved with this offering,
(The name of the underwriter of underwriters)
See  Summary and Risk Factors  on page 3.
42248
(Approximate date of commencement of proposed ale to the public)
TABLE OF CONTENTS
Summary and Risk Factors page 3
Dilution page 3
Plan of Distribution and Selling Securityholders page 3
Use of Proceeds to Issuer page 3
Description of Business page 4
Description of Property page 5
Management s Discussion and Analysis of Financial Condition and Results of Opera tions page 5
Directors, Executive Officers and Significant Employees page 5
Compensation of Directors and Executive Officers page 6
Security Ownership of Management and Certain Securityholders page 7
Interest of Management and Others in Certain Transactions page 7
Securities Being Offered page 7
Part F/S  Financial Statements page 8
Independent Auditors  Report page 10
Balance Sheet page 12
Notes to Financial Statements page 13
Part III  Exhibits page 16
Index of Exhibits page 16
Exhibit A: Articles of Incorporation page 17
Exhibit B: Amendment to Articles of Incorporation page 19
Exhibit C: Bylaws page 20
Exhibit D: Subscription Agreement page 24
Exhibit E: Software Service Agreement page 28
Exhibit F: Management Services Agreement page 32
Exhibit G:  Testing the Waters  Materials page 35
Summary of Risk Factors
Equity investments in startup business entities are highly speculative and have a significant risk of loss of capital.
RalliBox, Inc. is a recently formed entity. As such, we have not yet developed a customer base
for our products and services. Our ability to generate revenue will depend upon our ability develop, acquire, and retain a significant customer base.
Our main product and service involves the formation of a cooperative network of online retail merchants (see Description of Business, page 4). Inasmuch as the concept of a cooperative network for online retail merchants is a new innovation, our ability acquire and retain a
significant customer base is dependent on our ability to educate potential custo mers of the advantages and utility of participating in such a network.
While we will make every effort to protect and defend our intellectual property, potential
competitors may duplicate the general concept of the products and services we ar e providing.
Our future revenue will be dependent upon the speed with which we can develop a brand, as well as capturing and holding significant market share.
Dilution
Upon formation of ralliBox, Inc. the sole securityholder, Netherin Enterprises, LLC, received
12,000,000 shares of common stock through execution of a subscription agreement (See Exhibit
D: Subscription Agreement,  page 21). The Software Service Agreement was valued at
$240,000; resulting in an effective stock price of $0.02 per share. The public offering price per share in this offering is $1.00 per share.
Plan of Distribution and Selling Securityholders
No underwriter or underwriters are involved in this offering. No brokers, dealers, or any other party is receiving commissions in connection with the sale of these securities. No securities are offered for the account of security holders. If all of the securities in this of fering are not sold, there are no arrangements for the return of funds to subscribers.
Use of Proceeds to Issuer
In accordance with our projections and forecasts, the funds raised will be used as follows:
Consumer Awareness & Marketing $1,000,000
General & Administrative Costs 385,000
Technology Development 1,000,000
Operations 600,000
Repayment of Loans & Advances 15,000
Total Funds Applied $3,000,000
Description of Business
The principle product and service of ralliBox, Inc. is an internet-based platform which enables users to create and maintain an e-commerce website for retail products. Through use of this platform, the inventory owned by any given user is available for the other platform users to list and feature on their individual sites. Users have the capability to choose and l ist the products
(owned by other users) that enhance the product mix featured on their site.
When a product owned by one user is sold through the site of another user, that product is shipped by the owner of the inventory. The profit is split by the inventory owne r and the seller.
We retain 3% of the proceeds of each sale as a transaction fee. The services we provide are summarized as follows:
ability for users to create an internet retail website with little or no previ ous web design skills
hosting of internet retail websites on the internet
ability to upload and maintain database of inventory items owned by individual users ability to feature products from other platform users on individual users web sites processing of individual website retail purchase transactions calculation of applicable sales tax
calculation of shipping and handling charges
collection of credit/debit card payments
issuance of shipping instructions to the inventory owner
remittance of portion of profit and funds for shipping costs to inventory owne
r
remittance of portion of profit and sales tax collected to the seller real-time update of inventory database for sales transactions processing of chargebacks
issuance of periodic sales tax reports for inventory sellers to facilitate sal es tax filings
We are unaware of any forecasts or projections predicting any decline in e-comme rce in the foreseeable future. We are likewise unaware of any disruptive technologies that may immerge and have an adverse effect on our business model.
The software to establish and operate the platform is owned by the current sole securityholder of
ralliBox, Inc. Netherin Enterprises, LLC. Through a licensing agreement (see Exhibit E:
Software Service Agreement,  page 25), Netherin Enterprises, LLC access provides the software
under a software-as-a-service (SAAS) model. Netherin Enterprises, LLC is requir e d to host, maintain, operate, and update the software.
RalliBox, Inc. does not anticipate having employees. A management agreement wit h the current sole securityholder of ralliBox, Inc.  Netherin Enterprises, LLC, (see  Exhibit
F: Management
Services Agreement, page 29) covers all management, operational, financial, an d marketing functions. Members of Netherin Enterprises, LLC currently serve as the titular
o fficers and
board members of ralliBox, Inc. and receive no direct compensation or remunerat i on from
ralliBox, Inc. (see  Directors, Executive Officers and Significant Employees,
p age 5).
Description of Property
RalliBox, Inc. does not anticipate owning or acquiring any plant, property, or
e quipment. All
personnel providing functional services to ralliBox, Inc. do so under contract
( see  Exhibit F:
Management Services Agreement, page 29) and work remotely. Therefore, no offic e facilities will be required in the foreseeable future. We anticipate that the Co-commerce P latform required for operations will continue to be provided under a Software as a Servi ce model (see
Exhibit E: Software Service Agreement, page 25); therefore, we do not anticipa t e acquiring servers or computer hardware.
Management s Discussion and Analysis of Financial Condition and Results of Opera tions
As a recently formed entity, ralliBox, Inc. has had no significant operations o r transactions since its inception.
Directors, Executive Officers and Significant Employees
All individuals holding positions with or providing services to ralliBox, Inc.
d o so by assignment
from the current sole securityholder Netherin Enterprises, LLC. Upon receipt o f funds associated with this offering we anticipate that all individuals will work full-time for ralliBox,
Inc.
Name Position Age Term of Office
David Kneusel President
Chief Executive Officer
Chairman of the Board of
Directors
25
From inception through first annual shareholders
meeting (anticipated 1st Quarter 2016)
Ronald Kneusel Vice President
Chief Technology Officer
Director 48
From inception through first annual shareholders
meeting (anticipated 1st Quarter 2016)
Kyle Mercer Secretary/Treasurer
Chief Financial Officer
Director 55
From inception through first annual shareholders
meeting (anticipated 1st Quarter 2016)
Family relationships: Mr. David Kneusel is the son of Mr. Ronald Kneusel. Business Experience: Following are descriptions of the business experience of th e above-named individuals during the preceding 5 years.
David Kneusel holds an MBA from the University of Utah. Mr. Kneusel is President and
Founder of Netherin Enterprises, LLC. While serving in the Utah National Guard, Mr. Kneusel functioned as a logistician, providing planning assistance to support brigade l e vel operations;
helping plan the movement of mission critical supplies through a distributed sup ply network; and
help with the identification of mission tasks and requirements.
Ronald Kneusel holds Masters degrees in Physics (Michigan State U) and Computer Science (U
of Colorado, Boulder) and currently serves as Chief Technology Officer for Neth e rin
Enterprises, LLC. Mr. Kneusel has served as Principal Software Engineer with Ex e lis Visual
Information Solutions. Mr. Kneusel has been involved with developing custom scie ntific data analysis applications and algorithms, and conducting multiple research projects for clients in medical imaging, remote sensing, and machine learning.
Kyle Mercer is a Certified Public Accountant licensed in the State of Utah and c urrently serves as Chief Financial Officer for Netherin Enterprises, LLC. Mr. Mercer has held t h e position of
Financial Controller with Upper Limit Aviation, Inc., which holds an FAA Part 1 3 5 Certificate for commercial aviation operations, and an FAA Part 141 Certificate to conduct
f light school
operations. Mr. Mercer has also functioned as owner and sole practitioner of Nor thPointe
Accounting and Business Services, a licensed CPA firm providing accounting, tax , and business services primarily to small businesses.
Compensation of Directors and Executive Officers
The officers and directors of ralliBox, Inc. receive no direct compensation or
r emuneration from
the issuer. Each officer and director is a member of Netherin Enterprises, LLC currently the sole securityholder. As such, they are compensated by Netherin Enterprises, LLC as software licensing fees and management fees are earned by, and paid to, Netherin Enterpr i ses, LLC (see
Exhibit E: Software Service Agreement, page 25; and Exhibit F: Management Ser v ices
Agreement,  page 29).
Security Ownership of Management and Certain Securityholders
Netherin Enterprises, LLC is the sole securityholder of ralliBox, Inc. As such, constructive or beneficial ownership flows through to the members of Netherin Enterprises, LLC
b ased on their
relative ownership percentages.
The following ownership percentages are based on the anticipated completion of c ontracts currently in place.
Title of Class Name and address of beneficial owner
Amount and nature of
beneficial ownership
Amount and nature
of beneficial
ownership acquirable
Percent
of class
ralliBox, Inc
Common Stock
David Kneusel
547 22nd ST., Ogden, UT 84403
52.99% ownership in
Netherin Enterprises, LLC N/A 52.99%
ralliBox, Inc
Common Stock
Edward Schmalz
632 Tauromee Avenue, Kansas City KS 66103
10.6% ownership in
Netherin Enterprises, LLC N/A 10.60%
ralliBox, Inc
Common Stock
Alex Wentworth
35704 Dee Pl., Freemont, CA 94536
5.3% ownership in Netherin
Enterprises, LLC N/A 5.00%
ralliBox, Inc
Common Stock
Ronald Kneusel
12560 Meade Ct., Bloomfield, CO 80020
10.6% ownership in
Netherin Enterprises, LLC N/A 10.60%
ralliBox, Inc
Common Stock
Joseph Crotty
3320 Gold Ct., Bloomfield, CO 80020
10.6% ownership in
Netherin Enterprises, LLC N/A 10.60%
ralliBox, Inc
Common Stock
Kyle Mercer
109 East South Temple, #3B, SLC, UT 84111
8% ownership in Netherin
Enterprises, LLC N/A 8.00%
ralliBox, Inc
Common Stock
Robert Kneusel
16216 Bridgepark Dr., Lithia, FL 33547
1.91% ownership in
Netherin Enterprises, LLC N/A 1.91%
Interest of Management and Others in Certain Transactions
RalliBox, Inc. has executed two contracts with Netherin Enterprises, LLC  the s ole
securityholder (see Exhibit E: Software Service Agreement, page 25; and Exhi b it F:
Management Services Agreement, page 29). Inasmuch as all the officers and dire c tors of
ralliBox, Inc. are members of Netherin Enterprises, LLC (see Directors, Execut i ve Officers and
Significant Employees page 5); they have a direct and material interest in thes e transactions.
Securities Being Offered
This offering consists of 3,000,000 shares of the issuer s single class of comm
o n stock. The
minimum number of shares available for purchase by any individual investor is 50 0 shares.
Holders of these securities participate fully with respect to dividend rights,
v  oting rights,
liquidation rights, and preemptive rights; as well as all other rights and liab i lities set forth in Title
16 of the Utah Code.
ralliBox, Inc.
Balance Sheet as of June 01, 2015
and Independent Auditors  Report
CONTENTS
Independent Auditors  Report ...................................................
........................................ 3
Balance Sheet ..................................................................
................................................. 5
Notes to the Financial Statement ...............................................
....................................... 6
510 South 200 West Suite 200 Salt Lake City, Utah 84101 801.531.9100 Fax 8 01.531.9147
Mail: P.O. Box 2995  Salt Lake City, Utah  84110-2995
INDEPENDENT AUDITORS  REPORT
To the Board of Directors and Shareholders of
ralliBox, Inc.
Ogden, Utah
We have audited the accompanying balance sheet of ralliBox, Inc., (the Company) as of June
01, 2015 and the related notes to the financial statement.
Management s Responsibility for the Financial Statement
Management is responsible for the preparation and fair presentation of this fina ncial statement in accordance with accounting principles generally accepted in the United States of America;
this includes the design, implementation, and maintenance of internal control r e levant to the preparation and fair presentation of the financial statement that is free from m aterial misstatement, whether due to fraud or error.
Auditors  Responsibility
Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United
States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amoun ts and disclosures in the financial statement. The procedures selected depend on the au ditors judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity s preparation and fair present ation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiv e ness of the entity s internal control. Accordingly, we express no such opinion. An audit al s o includes evaluating the appropriateness of accounting policies used and the reasonablenes s of significant accounting estimates made by management, as well as evaluating the
o verall
presentation of the financial statement.
We believe that the audit evidence we have obtained is sufficient and appropriat e to provide a basis for our audit opinion.
The accompanying notes are an integral part of this financial statement.
5
ASSETS $ -
CURRENT LIABILITIES
Due to related parties (Note 3) 70
Total Current Liabilities 70
TOTAL LIABILITIES 70
STOCKHOLDERS  EQUITY
Common stock, no par value, 15,000,000 shares
authorized, 12,000,000 shares issued and outstanding 240,000
Stock subscriptions receivable (Note 3) (240,000)
Accumulated deficit (70)
Total Stockholders  Equity (70)
TOTAL LIABILITIES AND STOCKHOLDERS  EQUITY $ -
LIABILITIES AND STOCKHOLDERS  EQUITY
Balance Sheet
RALLIBOX, INC.
ASSETS
42156
RALLIBOX, INC.
Notes to the Financial Statement
42156
6
NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION
RalliBox, Inc. ( the Company ) was organized on June 01, 2015 as a C-Corporatio n under the laws of the State of Utah. The Company is a wholly-owned subsidiary of Netherein Enterprises, LLC. The Company is a business whose planned operations are to serve a cooperative network of online retail merchants by and maintaining an e-commerce website for retail products. The Company is in the process of raising additional equity capital to support future operations. The Company s activities are subject to significant risks and uncertainties, including
failing to secure additional funding to operationalize the Company s current technology before another company develops similar technology or offers similar services.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of the Company is presented to assist in understanding the Company s financial statement. The financial stateme nt and notes is a representation of the Company s management, which is responsible for its integrity and objectivity. These accounting policies conform to accounti ng policies generally accepted in the United States of America and have been consistently applied in the preparation of the financial statement.
a. Accounting Method
The financial statement is prepared using the accrual method of accounting. The Company has elected a December 31 year-end.
b. Cash and Cash Equivalents
The Company considers all cash accounts and highly liquid investments with maturities of three months or less when purchased to be cash equivalents for the purposes of the statements of cash flows.
c. Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key estimates ma d e by management in the accompanying financial statement include, among others, the collectability and valuation of the Company s stock subscriptions receivable. Th e current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.
RALLIBOX, INC.
Notes to the Financial Statement
42156
7
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
d. Revenue Recognition
The Company plans to generate revenue from commissions earned from sales generated from their website. The Company will recognize this revenue at the poi nt of sale for all online sales based on a fixed commission rate agreed-upon by the licensee of the commission-bearing products.
e. Income Taxes
The Company has adopted the provisions of Accounting Standards Codification 740 , Income Taxes (ASC 740). ASC 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination base d upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statement. The Company will perform a review of its material tax positions in accordance with and measurement standards established by ASC 740. Deferred taxes are provided on a liability method whereby deferred tax assets ar e recognized for deductible temporary differences and operating loss and tax credi
t
carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.
Deferred tax assets and liabilities are adjusted for the effects of changes in t ax laws and rates on the date of enactment.
f. Advertising and Marketing
The Company will expense the cost of advertising and marketing as incurred.
g. Research and Development
The Company will expense research and development costs as incurred.
NOTE 3 - RELATED PARTY TRANSACTIONS
At June 1, 2015, the Company had $240,000 of uncollected stock subscriptions receivable owed from a related party which are reported as a reduction of stockholders equity. The stock subscriptions receivable are collateralized by t he stock issued and are expected to be collected during 2015.
Also on June 1, 2015, the Company entered into a software license agreement whereby the Company agreed to license software from a related company. Under the terms of the agreement, the Company is required to pay monthly fees equal t
o  the greater of 15% of gross revenue generated by the license or $50,000.
The Company also has recorded $70 in accounts payable owed to this related company at June 01, 2015 for organizational related costs.
RALLIBOX, INC.
Notes to the Financial Statement
42156
8
NOTE 4 -SUBSEQUENT EVENTS
The Company has evaluated subsequent events through August 10, 2015 the date which the financial statement was available to be issued, and noted no material subsequent events that would require adjustment to or disclosure in these financ ial statement other than those noted below.
Effective July 1, 2015, the Company entered into a management services agreemen t with a related company whereby the Company has agreed to make monthly management fee payments based on 3% of monthly gross revenues or $35,000, whichever is greater.
INDEX OF EXHIBITS
Exhibit A: Articles of Incorporation page 17
Exhibit B: Amendment to Articles of Incorporation page 19
Exhibit C: Bylaws page 20
Exhibit D: Subscription Agreement page 24
Exhibit E: Software Service Agreement page 25
Exhibit F: Management Agreement page 32
Exhibit G:  Testing the Waters  Materials page 35
BYLAWS
OF
RALLIBOX, INC.
ARTICLE I
SHAREHOLDERS
Section 1. Annual Meeting. An annual meeting shall be held once each calendar ye ar for the purpose of electing directors and for the transaction of such other business as may properl y come before the meeting.
The annual meeting shall be held at the time and place designated by the Board o f Directors from time to time
Section 2. Special Meetings. Special meetings of the shareholders may be reques ed by the President, the
Board of Directors, or the holders of a majority of the outstanding voting shar es
Section 3. Notice. Written or electronically transmitted notice of all sharehol er meetings, whether regular or special meetings, shall be provided under this section or as otherwi se required by law. Th
Notice shall state the place, date, and hour of meeting, and if for a special m e eting, the purpose of the meeting. Such notice shall be mailed or electronically transmitted to all share olders of record at th address shown on the corporate books, at least 10 days prior to the meeting. Su ch notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postag e prepaid; or when transmitted electronically.
Section 4. Place of Meeting. Shareholders` meetings shall be held at the corpora tion s principal place of business unless otherwise stated in the notice. If deemed to be appropriate or a dvantageous by the Board of Directors, meetings may be held using web-based conferencing tools. If notic e is given of a meeting using web-based conferencing tools, and if a shareholder is unable to access su c h a meeting; the Board of
Directors shall inform the shareholder of a physical location where participatio n will be facilitated, upon request from the shareholder.
Section 5. Quorum. A majority of the outstanding voting shares, whether represe n ted in person or by proxy, shall constitute a quorum at a shareholders` meeting. In the absence of a  quorum, a majority of the
represented shares may adjourn the meeting to another time without further notic
e. If a quorum is
represented at an adjourned meeting, any business may be transacted that might
h ave been transacted at
the meeting as originally scheduled. The shareholders present at a meeting repre sented by a quorum may continue to transact business until adjournment, even if the withdrawal of some shareholders results in representation of less than a quorum.
Section 6. Informal Action. Any action required to be taken, or which may be ta k en, at a shareholders meeting, may be taken without a meeting and without prior notice if a consent i n writing, setting forth the action so taken, is signed by the shareholders who own all of the shares entitl e d to vote with respect to the subject matter of the vote.
ARTICLE II
DIRECTORS
Section 1. Number of Directors. The corporation shall be managed by a Board of D irectors consisting of
3 director(s).
Section 2. Election and Term of Office. The directors shall be elected at the an nual shareholders`
meeting. Each director shall serve a term of 1 year year(s), or until a success
o r has been elected and
qualified.
Section 3. Quorum. A majority of directors shall constitute a quorum.
Section 4. Adverse Interest. In the determination of a quorum of the directors, or in voting, the disclosed adverse interest of a director shall not disqualify the director or invalidate h is or her vote.
Section 5. Regular Meeting. An annual meeting shall be held, without notice, im m ediately following and at the same place as the annual meeting of the shareholders. The Board of Di rectors may provide, by resolution, for additional regular meetings without notice other than the notic e provided by the resolution.
Section 6. Special Meeting. Special meetings may be requested by the President, Vice-President,
Secretary, or any two directors by providing five days written notice by ordin a ry United States mail, effective when mailed. Minutes of the meeting shall be sent to the Board of Dire ctors within two weeks after the meeting.
Section 7. Procedures. The vote of a majority of the directors present at a prop erly called meeting at which a quorum is present shall be the act of the Board of Directors, unless th e vote of a greater number is required by law or by these by-laws for a particular resolution. A director of t he corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless their dissent shall be ente red in the minutes of the meeting. The Board shall keep written minutes of its proceedings in its permanen t records.
Section 8. Informal Action. Any action required to be taken at a meeting of dire ctors, or any action which may be taken at a meeting of directors or of a committee of directors, ma y be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all of the directors or all of the members of the committee of directors, as the case may be.
Section 9. Removal / Vacancies. A director shall be subject to removal, with or without cause, at a meeting of the shareholders called for that purpose. Any vacancy that occurs on the Board of Directors, whether by death, resignation, removal or any other cause, may be filled by the remaining directors. A director elected to fill a vacancy shall serve the remaining term of his or her predecessor, or until a successor has been elected and qualified.
Section 10. Committees. To the extent permitted by law, the Board of Directors
m ay appoint from its
members a committee or committees, temporary or permanent, and designate the du t ies, powers and authorities of such committees.
ARTICLE III
OFFICERS
Section 1. Number of Officers. The officers of the corporation shall be a Presid ent, one or more Vice-
Presidents (as determined by the Board of Directors), a Treasurer, and a Secret a ry. The Offices of
Treasurer and Secretary may be held by the same individual.
a. President/Chairman. The President shall be the chief executive officer and sh all preside at all meetings of the Board of Directors and its Executive Committee, if such a commi t tee is created by the Board.
b. Vice President. The Vice President shall perform the duties of the President in the absence of the President and shall assist that office in the discharge of its leadership du ties.
c. Secretary. The Secretary shall give notice of all meetings of the Board of Di rectors and
Executive Committee, if any, shall keep an accurate list of the directors, and
s hall have the
authority to certify any records, or copies of records, as the official records of the organization.
The Secretary shall maintain the minutes of the Board of Directors meetings and all committee meetings.
d. Treasurer/CFO. The Treasurer shall be responsible for conducting the financia l affairs of the organization as directed and authorized by the Board of Directors and Executive Committee, if
any, and shall make reports of the organizations finances as required, but no l e ss often than at each meeting of the Board of Directors and Executive Committee.
Section 2. Election and Term of Office. The officers shall be elected annually b y the Board of Directors at the first meeting of the Board of Directors, immediately following the annua l meeting of the shareholders. Each officer shall serve a one year term or until a successor has been elected and qualified.
Section 3. Removal or Vacancy. The Board of Directors shall have the power to re move an officer or agent of the corporation. Any vacancy that occurs for any reason may be filled b y the Board of Directors.
ARTICLE IV
CORPORATE SEAL, EXECUTION OF INSTRUMENTS
The corporation shall not have a corporate seal. All instruments that are execut ed on behalf of the corporation which are acknowledged and which affect an interest in real estate s hall be executed by the
President or any Vice-President and the Secretary or Treasurer. All other instru ments executed by the corporation, including a release of mortgage or lien, may be executed by the Pr e sident or any Vice-
President. Notwithstanding the preceding provisions of this section, any writte n instrument may be executed by any officer(s) or agent(s) that are specifically designated by resol ution of the Board of
Directors.
ARTICLE V
AMENDMENT TO BYLAWS
The bylaws may be amended, altered, or repealed by the Board of Directors or th e shareholders by a majority of a quorum vote at any regular or special meeting; provided however,
t hat the shareholders may
from time to time specify particular provisions of the bylaws which shall not be amended or repealed by the Board of Directors.
ARTICLE VI
STOCK CERTIFICATES
The corporation may issue shares of the corporation s stock without certificates .. Within a reasonable time after the issue or transfer of shares without certificates, the corporation sha l l send the shareholder a written statement of the information that is required by law to be on the certif y/icates. Upon written request to the corporate secretary by a holder of such shares, the secretary shall prov i de a certificate in the form prescribed by the directors.
ARTICLE VII
DISSOLUTION
The organization may be dissolved only with authorization of its Board of Direct ors given at a special meeting called for that purpose, and with the subsequent approval by no less th a n two thirds (2/3) vote of the members.
Certification
Kyle Mercer, Secretary of ralliBox, Inc. hereby certifies that the foregoing is a true and correct copy of the bylaws of the above-named corporation, duly adopted by the initial Board of Directors on June 01,
2015
_________________________________
Kyle Mercer, Secretary
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (the  Agreement ) is made and entered into this
June 01, 2015 (the  Effective Date ) by and between ralliBox, Inc., located at
5 47 22ND
ST, OGDEN, Utah 84403 (the Company ) and Netherin Enterprises, LLC, located at 547 22ND ST, OGDEN, Utah 84403 (the Subscriber ).
RECITALS
WHEREAS the Subscriber wishes to subscribe for 12,000,000 shares (the  Shares )
of
the capital stock of ralliBox, Inc. at the subscription price of $0.50 Dollars
p er share.
WHEREAS the Subscriber hereby acknowledges that the Company is relying upon the accuracy and completeness of the representations in this Agreement in complying with its obligations under applicable federal and state securities laws.
WHEREAS it is the intention of the parties to the Agreement that this subscripti on will be made pursuant to appropriate exemptions (the Exemption ) from the registrati on and prospectus or equivalent requirements of all rules, policies, notices, orders, a nd
legislation of any kind (collectively the Securities Rules ) of all jurisdictio ns applicable to this subscription;
NOW THEREFORE, for the reasons set forth above, and in consideration of the foregoing and of the mutual promises and covenants of the Company and Subscriber contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Subscriber agree as follows:
I. REPRESENTATIONS AND WARRANTIES
The Subscriber represents and warrants to the Company, and acknowledges that th e Company is relying on these representations and warranties to, among other things,
ensure that it is complying with all of the applicable Securities Rules, that:
i. The Subscriber is aware of the degree of risk associated with the purchase of the Shares of the Company;
ii. The Subscriber is fully aware and understands that at any time the Company may operate at a loss rather than a profit, and may do so for an unforeseeable amount of time;
iii. The Subscriber has the financial means to meet all of the obligations contemplated herein;
iv. The Subscriber has read and fully understands the terms, conditions and eff e ct of this Agreement, and all other documents in connection therewith;
2
v. The Subscriber hereby confirms that he/she has reviewed or had the opportunity to review, all documents, records, and books pertaining to the investment in the Company;
vi. The Subscriber has in depth knowledge and experience in financial and business matters pertaining to the subject matter contained in this Agreement and is capable of evaluation the risks of any investment in the Company;
vii. The offer to sell Shares was communicated to the Subscriber by the Company in such a manner that the Subscriber was able to ask questions of and receive answers from the Company concerning the terms and conditions of this transaction and that at no time was Subscriber presented with or solicited by any brochure, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of advertising or general solicitation;
viii. The Subscriber has determined that the purchase of the Shares is a suitabl
e
investment;
ix. The Shares for which the Subscriber hereby subscribes are being acquired solely for the Subscribers own account, for investment purposes; and the Subscriber agrees that he/she will not sell or otherwise transfer the Shares unless the Shares are registered under the Act and qualified under applicable state securities laws or unless, in the opinion of the Company, and exemption from the registration requirements of the Act and such law is available;
x. The Subscriber has been advised to consult with the Subscribers own attorney regarding legal matters concerning an investment in the Company and has done so to the extent the Subscriber deems necessary.
II. INDEMNIFICATION
The Subscriber hereby agrees to indemnify and hold harmless the Company and any of
its officers, directors, shareholders, employees, agents or affiliates (collect i vely the
Indemnified Parties and individually an Indemnified Party ) who was or is a pa rty or
is threatened to be made a party to any threatened, pending or completed action , suit or proceeding, whether civil, criminal, administrative or investigative, against l
o  sses,
liabilities and expenses of each Indemnified Party (including attorneys  fees,
j  udgments,
fines and amounts paid in settlement, payable as incurred) incurred by such per s on or entity in connection with such action, arbitration, suit or proceeding, by reas
o n of or
arising from (i) any misrepresentation or misstatement of facts or omission to r epresent or state facts made by the Subscriber, including, without limitation, the informat i on in this
Agreement, or (ii) litigation or other proceeding brought by the Subscriber aga i nst one or more Indemnified Party in which the Indemnified Party is the prevailing party.
III. PURCHASE BY AN ENTITY
The Subscriber is an entity (the Entity ) and the person authorized to sign on behalf of such Entity is a duly appointed agent or representative of the Entity and hereby warrants, that:
i. Such Entity is an existing entity, and has not been organized or reorganized for the purpose of making this investment;
ii. The Entity is in good standing in the applicable jurisdiction and that the Subscriber has the authority to execute this Agreement and any other documents in connection with investment in the Shares on the Entity s behalf;
iii. The Entity has the power, right, and authority to invest in the Shares and enter into transactions contemplated herein, and the investment is suitable and appropriate for the Entity and its shareholders and beneficiaries;
iv. Any and all documents entered into and executed by the entity in connection with the Company are valid and binding documents of the Entity enforceable in accordance with their terms.
IV. MISCELLANEOUS
i. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, retur n receipt requested, postage prepaid, to the Company at its registered head office address and to the undersigned set forth on the signature page hereo f; or by electronic communication.
ii. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah and, to the extent it involves any United States statute, in accordance with the laws of the United States.
iii. This Agreement constitutes the entire agreement between the Company and the Subscriber with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding, representations, warranties or agreements, whether oral or written.
IN WITNESS WHEREOF, the parties have caused this Subscription Agreement dated June 01, 2015 between ralliBox, Inc. and Netherin Enterprises, LLC to be execut e d as of
42156
By: _____________________________
Signature of Subscriber
David Kneusel, Managing Member
Netherin Enterprises, LLC
By: _____________________________
Signature of Company
David Kneusel, President
ralliBox, Inc.
SERVICE AGREEMENT
This Contract for Services is made effective as of June 01, 2015, by and betwee n ralliBox, Inc.
( ralliBox ) of 547 22ND ST, OGDEN, Utah 84403, and Netherin Enterprises, LLC ( Netherin ) of 547
22ND ST, OGDEN, Utah 84403.
1. DESCRIPTION OF SERVICES. Beginning on June 01, 2015, Netherin will provide t
o ralliBox the
services described in the attached Exhibit (collectively, the  Services ).
2. PAYMENT. Payment shall be made to Netherin Enterprises, LLC, OGDEN, Utah 844 0 3. ralliBox agrees to pay Netherin as follows:
15% of gross revenue generated by access to the Co-commerce Platform, calculate d on a monthly basis, or $50,000, whichever is greater, due and payable 10 days after the end of each month.
ralliBox shall pay all costs of collection, including without limitation, reaso n able attorney fees. In addition to any other right or remedy provided by law, if ralliBox fails to pay for the Services when due,
Netherin has the option to treat such failure to pay as a material breach of thi s Contract, and may cancel this Contract and/or seek legal remedies.
3. TERM. This Contract may be terminated by either party upon 10 days prior writ ten notice to the other party. An email notice by one party will suffice.
4. WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventi
o  ns, patents,
products, or other information (collectively the Work Product ) developed in w h ole or in part by
Netherin in connection with the Services will be the exclusive property of Nethe rin. Upon request,
ralliBox will execute all documents necessary to confirm or perfect the exclusiv e ownership of Netherin to the Work Product.
5. DEFAULT. The occurrence of any of the following shall constitute a material d efault under this
Contract:
a. The failure to make a required payment when due.
b. The insolvency or bankruptcy of either party.
c. The subjection of any of either party s property to any levy, seizure, gener a l assignment for the benefit of creditors, application or sale for or by any creditor or government a gency.
d. The failure to make available or deliver the Services in the time and manner provided for in this contract.
6. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condi t ion of this Contract
(including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice sha ll have 10 days from the effective date of such notice to cure the default(s). Unless waived in writing b y a party providing notice, the failure to cure the default(s) within such time period shall result in the a utomatic termination of this
Contract.
7. FORCE MAJEURE. If performance of this Contract or any obligation under this C ontract is prevented, restricted, or interfered with by causes beyond either party s reaso n able control ( Force
Majeure ), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall
b e suspended to the extent
necessary by such event. The term Force Majeure shall include, without limitati
o  n, acts of God, fire,
explosion, vandalism, storm or other similar occurrence, orders or acts of mili t ary or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, wor k stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove su ch causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such causes are r emoved or ceased. An act or omission shall be deemed within the reasonable control of a pa rty if committed, omitted, or caused by such party, or its employees, officers, agents, or affili a tes.
8. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties , and there are no other promises or conditions in any other agreement whether oral or written conc erning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.
9. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any
provision of this Contract is invalid or unenforceable, but that by limiting su c h provision it would become valid and enforceable, then such provision will be deemed to be written, constr u ed, and enforced as so limited.
10. AMENDMENT. This Contract may be modified or amended in writing by mutual agr eement between the parties, if the writing is signed by the party obligated under the a mendment.
11. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of
Utah.
12. NOTICE. Any notice or communication required or permitted under this Contrac t shall be sufficiently given if delivered in person or by certified mail, return receipt
r  equested, to the address set
forth in the opening paragraph or to such other address as one party may have fu rnished to the other in writing, or by electronic transmission.
13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any prov ision of this Contract shall not be construed as a waiver or limitation of that party s r ight to subsequently enforce and compel strict compliance with every provision of this Contract.
14. ATTORNEY S FEES TO PREVAILING PARTY. In any action arising hereunder or any separate action pertaining to the validity of this Agreement, the prevailing party shall be awarded reasonable attorney s fees and costs, both in the trial court and on appeal.
15. CONSTRUCTION AND INTERPRETATION. The rule requiring construction or interpre tation against the drafter is waived. The document shall be deemed as if it were drafte d by both parties in a mutual effort.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be execute d by their duly authorized representatives as of the date first above written. David Kneusel, P r esident for ralliBox, Inc., and David Kneusel, Manager for Netherin Enterprises, LLC, effective as of the d a te first above written.
Service Recipient:
ralliBox, Inc.
By: ________________________________________
David Kneusel
Service Provider:
Netherin Enterprises, LLC
By: ________________________________________
David Kneusel
EXHIBIT
Description of Services
Developing, maintaining, customizing, hosting and providing internet access to a Co-commerce
Platform.
1) ralliBox clients (merchants) shall have the ability to create e-commerce webs ites facilitating ecommerce retail transactions.
2) Merchants shall have the ability to list and upload their various inventory i tems, such that they will be available to other merchants (using the co-commerce platform) to feature on thei r e-commerce websites.
3) Merchants shall have the ability to feature inventory items owned by other me rchants on their ecommerce websites.
4) The Co-commerce platform shall enable rallibox to provide administrative serv ices to its clients, including but not limited to:
a) The calculation of purchase prices, sales tax, handling and processing fees, shipping charges, and any other appropriate fees for retail transactions.
b) The collection of proceeds from retail transactions (credit/debit card paymen
ts).
c) Shipping instructions for the inventory owners.
d) The remittance of shipping fees to the inventory owners.
e) The calculation and remittance of sales tax fees to the selling merchants.
f) The calculation and remittance of the share of profits due to the inventory o wners and the selling merchants.
g) The calculation and remittance of the cost of inventory items to the inventor y owners.
h) The calculation and transfer of fees due to ralliBox.
i) Providing sales tax reports to merchants.
j) The resolution of disputed retail transactions.
5) The co-commerce platform, including all the various retail e-commerce websites shall be hosted and maintained by Netherin.
6) ralliBox shall have access to online administrative tools.
Management Services Agreement
This Agreement is made effective as of July 01, 2015, by and between ralliBox, Inc., of 547
22nd ST, OGDEN, Utah 84403, and Netherin Enterprises, LLC, of 547 22 nd ST,
OGDEN,
Utah 84403.
In this Agreement, the party who is contracting to receive services shall be referred to as
ralliBox , and the party who will be providing the services shall be referred as  Netherin .
Netherin has a background in business management and software development and is willing to provide services to ralliBox based on this background.
RalliBox desires to have services provided by Netherin.
Therefore, the parties agree as follows:
DESCRIPTION OF SERVICES. Beginning on July 01, 2015, Netherin will provide the following management services (collectively, the Services ):
a. Conduct all necessary and normal business management functions including, but not limited to: Business Administration, Finance and Accounting, Marketing and Promotion, Customer Service, Operations and Strategic Planning
b. Propose, plan, and execute special marketing campaigns for ralliBox brand development, products, and services.
Netherin agrees to devote its best effort to the performance of its management s ervices. The parties further agree Netherin will perform such other services as agreed upon b y the parties from time to time.
PERFORMANCE OF SERVICES. The manner in which the Services are to be performed an
d
the specific hours to be worked by Netherin shall be determined by Netherin. Ral liBox will rely on Netherin to ork as many hours as may be reasonably necessary to fulfill Neth erin s obligations under this Agreement.
MANAGEMENT FEE PAYMENTS. For conducting and managing the normal and necessary business functions (Item a in Description of Services ), ralliBox will make monthly management fee payments to Netherin based on 3% of the monthly revenues, or $35,000, whichever is greater. For the purposes of this Agreement, revenues means total revenues earned by ralliBox
Payment Schedule. The management fee payments shall be payable monthly,  later than
the tenth day of the following month.
MARKETING FEE PAYMENTS. For managing and conducting special marketing and promotional campaigns (Item b in Description of Services ), ralliBox will make periodic marketing fee payments. The amount and timing of these payments will be mutually agreed upon at the time when Netherin presents project proposals to ralliBox for approv al.
NEW PROJECT APPROVAL. Netherin and ralliBox recognize that Netherin s Services w ill include working on various projects for ralliBox. Netherin shall obtain the appr oval of ralliBox prior to the commencement of a new project.
TERM/TERMINATION. This Agreement shall be effective for a period of 1 year and s hall automatically renew for successive terms of the same duration, unless either party provides 30 days written notice to the other party prior to the termination of the applicabl e initial term or renewal term.
RELATIONSHIP OF PARTIES. It is understood by the parties that Netherin and all N etherin personnel are independent contractors with respect to ralliBox, and not employees of ralliBox.
RalliBox will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Netherin or Netherin personnel. EMPLOYEES. Netherin s employees, if any, who perform services for under ralliBox this
Agreement shall also be bound by the provisions of this Agreement.
ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties an
d
there are no other promises or conditions in any other agreement whether oral or written. This
Agreement supersedes any prior written or oral agreements between the parties. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.
SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall
be deemed to be written, construed, and enforced as so limited.
WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provisio
n
of this Agreement shall not be construed as a waiver or limitation of that party s right to subsequently enforce and compel strict compliance with every provision of this A greement.
APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Uta h.
SIGNATORIES. This Agreement shall be executed on the behalf of ralliBox, Inc.
by David
Kneusel, its President, and on behalf of Netherin Enterprises, LLC by David Kneusel, its
Managing Member.
Party receiving services:
ralliBox, Inc.
By: ____________________________________________________
David Kneusel
President
Party providing services:
Netherin Enterprises, LLC
By: ____________________________________________________
David Kneusel
Managing Member
Exhibit E:  Testing the Waters  Materials
The following appeared on the ralliBox website (http://rallibox.com/5-reasons-ra llibox-is-thetool-
you-didnt-know-you-needed/).
The same information was also posted on the website: http://www.buzzfeed.com/doombunny/5-reasons-rallibox-is-the-tool-you-didnt-know-
you-1od8h
The hyperlink in the foregoing image links to: http://www.sec.gov/news/pressrelease/2015-49.html
All other Testing the Waters activities have consisted of verbal conversations with friends and family.